CALCULATION OF REGISTRATION FEE
                                                                      Amount of
                                               Maximum Aggregate    Registration
Title of Each Class of Securities Offered        Offering Price        Fee(1)
The Hartford Financial
Services Group, Inc. Knock-In Securities         $500,000	       $35.65


(1) Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees of $94,671.00 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form F-3 (No. 333-137691) of ABN AMRO Bank N.V. (the "Prior Registration Statement"), which was initially filed on September 29, 2006 and have been carried forward. On January 23, 2009 an additional filing fee of $10,000 was paid. The $35.65 fee with respect to the $500,000 Knock-In Reverse Exchangeable Securities linked to the common stock of The Hartford Financial Services Group, Inc.
due March 31, 2010 sold pursuant to this registration statement is offset against those filing fees, and $3,608.06 remains available for future registration fees. No additional fee has been paid with respect to this offering.


Pricing Supplement                                 Pricing Supplement No. 040 to
(To Product Supplement No. 1-I            Registration Statement Nos. 333-162193
Dated September 29, 2009,                                      and 333-162193-01
Prospectus Supplement Dated September 29, 2009           Dated December 23, 2009
and Prospectus Dated September 29, 2009)                         Rule 424 (b)(2)

------------------------------------------------------------------------------------------------------------------------------
                                           ABN AMRO BANK N.V. Reverse Exchangeable Securities
                                       fully and unconditionally guaranteed by ABN AMRO Holding N.V.
----------------------------- ------------------------------------------ ------------------------------- ---------------------
Issuer:                       ABN AMRO Bank N.V.                         Pricing Date:                    December 23, 2009
----------------------------- ------------------------------------------ ------------------------------- ---------------------
Lead Agent:                   RBS Securities Inc.                        Settlement Date:                 December 31, 2009
----------------------------- ------------------------------------------ ------------------------------- ---------------------
Offering Period:               December 17, 2009 - December 23, 2009     Determination Date:              March 26, 2010(1)
----------------------------- ------------------------------------------ ------------------------------- ---------------------
Issue Price:                  100%                                       Maturity Date:                   March 31, 2010
------------------------------------------------------------------------------------------------------------------------------
(1)Subject to certain adjustments as described in the accompanying Product
Supplement

------------------------- --------- -------------- --------------- ----------------- ------------------ ------------- -----------
Underlying Shares          Ticker      Principal     Annualized       Annualized      Annualized Put      Knock-In       CUSIP
                                        Amount     Coupon Rate(2)   Interest Rate         Premium          Level
------------------------- --------- -------------- --------------- ----------------- ------------------ ------------- -----------
The Hartford Financial      HIG        $500,000        24.25%           0.15%             24.10%            80%        00083JNJ3
Services Group, Inc.
---------------------------------------------------------------------------------------------------------------------------------

(2)The Securities have a term of three months, so you will receive a pro rated amount of this per annum rate based on such three-month period.

------------------------ -----------------------------------------------------
Offerings:               24.25% (Per Annum), Three Month Knock-in Reverse
                         Exchangeable Securities due March 31, 2010 linked to
                         the Underlying Shares set forth in the table above.
------------------------ -----------------------------------------------------
Coupon Payment Dates:    Coupons on the Securities are payable monthly in
                         arrears on the last day of each month starting on
                         January 31, 2010 and ending on the maturity date.
------------------------ -----------------------------------------------------
Initial Price:           100% of the closing price of the applicable Underlying
                         Shares on the Pricing Date, subject to adjustment as
                         described in the accompanying Product Supplement.
------------------------ -----------------------------------------------------
Knock-In Level:          A percentage of the applicable initial price, as set
                         forth in the table above.
------------------------ -----------------------------------------------------
Redemption Amount:       For each $1,000 face amount of Security, a number of
                         the applicable Underlying Shares linked to such Security equal to $1,000 divided by the applicable initial price.

------------------------ -------------- ------------------ ---------------------- ------------------------- ----------------------
Underlying Shares        Initial Price    Knock-In Price      Redemption Amount       Aggregate Agent's     Aggregate Proceeds to
                                                                                        Commission(3)               Issuer
------------------------ -------------- ------------------ ---------------------- ------------------------- ----------------------
The Hartford Financial      $23.34            $18.67               42.845                  $10,000                 $490,000
Services Group, Inc.
----------------------------------------------------------------------------------------------------------------------------------

(3)For all offerings, the agent will receive a commission of 2.00%. For additional information see "Plan of Distribution (Conflicts of Interest)" in this Pricing Supplement.

Payment at Maturity:           The payment at maturity for each Security is
                               based on the performance of the applicable
                               Underlying Shares linked to such Security:

                               (i) If the closing price of the applicable
                                   Underlying Shares has not fallen below the applicable knock-in level on any trading day from but not including the Pricing Date to and including the determination date, we will pay you the face amount of each Security in cash.

                              (ii) If the closing price of the applicable
                                   Underlying Shares has fallen below the
                                   applicable knock-in level on any trading day from but not including the Pricing Date to and including the determination date:

                                   (a) we will deliver to you a number of the
                                       applicable Underlying Shares equal to the applicable redemption amount, in the event that the closing price of the applicable Underlying Shares on the determination date is below the applicable initial price; or

                                   (b) we will pay you the face amount of each
                                       Security in cash, in the event that the
                                       closing price of the applicable
                                       Underlying Shares on the determination
                                       date is at or above the applicable
                                       initial price.

                               You will receive cash in lieu of fractional shares. If due to events beyond our reasonable control, as determined by us in our sole discretion, the applicable Underlying Shares are not available for delivery at maturity we may pay you, in lieu of the applicable redemption amount, the cash value of the applicable redemption amount, determined by multiplying the applicable redemption amount by the closing price of the applicable Underlying Shares on the determination date.

                               Any payment at maturity is subject to the creditworthiness of ABN AMRO Bank N.V. and ABN AMRO Holding N.V., as guarantor.

--------------------- ------------------------------------- ---------------------------------- -------------------------------------
Trustee:              Wilmington Trust Company              Securities Administrator:          Citibank, N.A.
--------------------- ------------------------------------- ---------------------------------- -------------------------------------
Denomination:         $1,000                                Settlement:                        DTC, Book Entry, Transferable
--------------------- --------------------------------------------------------------------------------------------------------------
Status:               Unsecured,  unsubordinated obligations of the Issuer and fully and unconditionally guaranteed by the Issuer's parent company, ABN AMRO Holding N.V.
--------------------- --------------------------------------------------------------------------------------------------------------
Selling Restriction:  Sales in the European Union must comply with the Prospectus Directive
--------------------- --------------------------------------------------------------------------------------------------------------


The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency, nor are they obligations of, or guaranteed, by a bank.

INVESTING IN THE SECURITIES INVOLVES A NUMBER OF RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE PS-9 OF THE ACCOMPANYING PRODUCT SUPPLEMENT NO. 1-I AND "RISK FACTORS" BEGINNING ON PAGE 8 OF THIS PRICING SUPPLEMENT.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these Securities, or determined if this Pricing Supplement or the accompanying Product Supplement, Prospectus Supplement or Prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The agents are not obligated to purchase the Securities but have agreed to use reasonable efforts to solicit offers to purchase the Securities. To the extent the full aggregate face amount of the Securities being offered by this Pricing Supplement is not purchased by investors in the offering, one or more of our affiliates may agree to purchase a part of the unsold portion, which may constitute up to 15% of the total aggregate face amount of the Securities, and to hold such Securities for investment purposes. See "Holdings of the Securities by Our Affiliates and Future Sales" under the heading "Risk Factors" and "Plan of Distribution (Conflicts of Interest)" in this Pricing Supplement. This Pricing Supplement and the accompanying Product Supplement, Prospectus Supplement and Prospectus may be used by our affiliates in connection with offers and sales of the Securities in market-making transactions.

                           PRICE: $1,000 PER SECURITY

We expect that delivery of the Securities will be made against payment therefor on or about the Settlement Date specified on the cover page of this Pricing Supplement, which will be the fifth Business Day following the Pricing Date of the Securities (this settlement cycle being referred to as "T+5"). Under Rule 15c6-1 of the SEC under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three Business Days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities on the Pricing Date or the next succeeding Business Day will be required, by virtue of the fact that the Securities initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

WHERE YOU CAN FIND MORE INFORMATION

ABN AMRO BANK N.V., or ABN AMRO, has filed a registration statement (including a Prospectus and Prospectus Supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this Pricing Supplement relates. Before you invest, you should read the Prospectus and Prospectus Supplement in that registration statement and other documents, including the applicable Product Supplement, related to this offering that ABN AMRO has filed with the SEC for more complete information about ABN AMRO and the offering of the Securities.

You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, ABN AMRO, any underwriter or any dealer participating in the offering will arrange to send you the Prospectus, Prospectus Supplement and Product Supplement No. 1-I if you request by calling toll free (866) 747-4332.

You should read this Pricing Supplement together with the Prospectus dated September 29, 2009, as supplemented by the Prospectus Supplement dated September 29, 2009 relating to our ABN Notes(SM) of which these Securities are a part, and the more detailed information contained in Product Supplement No. 1-I dated September 29, 2009. THIS PRICING SUPPLEMENT, TOGETHER WITH THE DOCUMENTS LISTED BELOW, CONTAINS THE TERMS OF THE SECURITIES AND SUPERSEDES ALL OTHER PRIOR OR CONTEMPORANEOUS ORAL STATEMENTS AS WELL AS ANY OTHER WRITTEN MATERIALS INCLUDING PRELIMINARY OR INDICATIVE PRICING TERMS, CORRESPONDENCE, TRADE IDEAS, STRUCTURES FOR IMPLEMENTATION, SAMPLE STRUCTURES, FACT SHEETS, BROCHURES OR OTHER EDUCATIONAL MATERIALS OF OURS. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the accompanying Product Supplement No. 1-I, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

    o   Product Supplement No. 1-I dated September 29, 2009:
        http://www.sec.gov/Archives/edgar/data/897878/000095010309002437/
        crt_productsupp.pdf
    o   Prospectus Supplement dated September 29, 2009:
        http://www.sec.gov/Archives/edgar/data/897878/000095010309002432/
        crt_prosupp2009.pdf
    o   Prospectus dated September 29, 2009:
        http://www.sec.gov/Archives/edgar/data/897878/000095010309002429/
        crt_basepro.pdf

Our Central Index Key, or CIK, on the SEC website is 897878. As used in this Pricing Supplement, the "Company," "we," "us" or "our" refers to ABN AMRO Bank N.V.

THESE SECURITIES MAY NOT BE OFFERED OR SOLD (I) TO ANY PERSON/ENTITY LISTED ON SANCTIONS LISTS OF THE EUROPEAN UNION, UNITED STATES OR ANY OTHER APPLICABLE LOCAL COMPETENT AUTHORITY; (II) WITHIN THE TERRITORY OF CUBA, SUDAN, IRAN AND MYANMAR; (III) TO RESIDENTS OF CUBA, SUDAN, IRAN OR MYANMAR; OR (IV) TO CUBAN NATIONALS, WHEREVER LOCATED.

We reserve the right to withdraw, cancel or modify any offering of the Securities and to reject orders in whole or in part prior to their issuance

                                     SUMMARY

    This Pricing Supplement relates to one offering of Securities. The purchaser of any offering will acquire a Security linked to the Underlying Shares.

    The following summary does not contain all the information that may be important to you. You should read this summary together with the more detailed information that is contained in Product Supplement No. 1-I and in the accompanying Prospectus and Prospectus Supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the Product Supplement No. 1-I, which are summarized on page 8 of this Pricing Supplement. In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the Securities.

WHAT ARE THE SECURITIES?

    The Securities are non-principal protected securities issued by us, ABN AMRO Bank N.V., and are fully and unconditionally guaranteed by our parent company, ABN AMRO Holding N.V. The Securities will pay periodic cash payments at a fixed rate. We refer to the payments as the coupon or coupon payments and the fixed rate as the coupon rate. The Securities are senior notes of ABN AMRO Bank N.V. These Securities combine certain features of debt and equity by offering a fixed coupon rate on the face amount while the payment at maturity is determined based on the performance of the common stock, which we refer to as the Underlying Shares of an Underlying Company. Therefore your principal is at risk but you have no opportunity to participate in any appreciation of the Underlying Shares.

    Any payment on the Securities is subject to the creditworthiness of ABN AMRO Bank N.V. and ABN AMRO Holding N.V. as guarantor

WHAT WILL I RECEIVE AT MATURITY OF THE SECURITIES?

    The payment at maturity of the Securities will depend on (i) whether or not the closing price of the Underlying Shares fell below the knock-in level on any trading day during the knock-in period, and if so, (ii) the closing price of the Underlying Shares on the determination date. Except in certain circumstances described under "Description of Securities - Closing Price" in the accompanying Product Supplement, we will usually determine the closing price for any listed Underlying Shares by reference to the last reported sale price, during regular trading hours (or if listed on The NASDAQ Stock Market LLC, the official closing price), on the primary U.S. securities exchange on which the Underlying Shares are traded.

    o If the closing price per Underlying Share has not fallen below the knock-in level on any trading day during the knock-in period, we will pay you the face amount of each Security in cash.

    o If the closing price per Underlying Share has fallen below the knock-in level on any trading day during the knock-in period, we will either:

        o deliver to you the redemption amount, in exchange for each Security, in the event that the closing price of the Underlying Shares on the determination date is below the closing price on the pricing date (subject to adjustment), which we refer to as the initial price (the market value of the redemption amount on the determination date will always be less than the face amount of $1,000 per Security); or

        o pay you the face amount of each Security in cash, in the event that the closing price of the Underlying Shares is at or above the initial price on the determination date.

    If due to events beyond our reasonable control, as determined by us in our sole discretion, Underlying Shares are not available for delivery at maturity we may pay you, in lieu of the redemption amount, the cash value of the redemption amount, determined by multiplying the redemption amount by the closing price of the Underlying Shares on the determination date.

    The "redemption amount" is equal to $1,000 divided by the initial price of the Underlying Shares. The initial price and consequently the redemption amount may be adjusted for certain corporate events, such as a stock split, affecting the Underlying Company.

    The payment at maturity is further subject to adjustment in certain circumstances, such as a stock split or merger, which we describe in "Description of Securities - Adjustment Events" in the accompanying Product Supplement No. 1-I.

    Any payment at maturity is subject to the creditworthiness of ABN AMRO Bank N.V. and ABN AMRO Holding N.V., as guarantor.

WHY IS THE COUPON RATE ON THE SECURITIES HIGHER THAN THE INTEREST RATE PAYABLE ON YOUR CONVENTIONAL DEBT SECURITIES WITH THE SAME MATURITY?

    The Securities offer a higher coupon rate than the yield that would be payable on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating because you, the investor in the Securities, indirectly sell a put option to us on the Underlying Shares. The premium due to you for this put option is combined with a market interest rate on our senior debt to produce the higher coupon rate on the Securities. As explained below under "What are the consequences of the indirect put option that I have sold you?" you are being paid the premium for taking the risk that you may receive Underlying Shares with a market value less than the face amount of your Securities at maturity, which would mean that you would lose some or all of your initial principal investment.

WHAT ARE THE CONSEQUENCES OF THE INDIRECT PUT OPTION THAT I HAVE SOLD YOU?

    The put option you indirectly sell to us creates the feature of exchangeability. This feature could result in the delivery of Underlying Shares to you, at maturity, with a market value which is less than the face amount of $1,000 per Security. If the closing price of the Underlying Shares falls below the knock-in level on any trading day during the knock-in period, and on the determination date the closing price of the Underlying Shares is less than the initial price, you will receive the redemption amount. The market value of the Underlying Shares on the determination date will be less than the face amount of the Securities and could be zero. Therefore you are not guaranteed to receive any return of principal at maturity. If the price of the Underlying Shares rises above the initial price you will not participate in any appreciation in the price of the Underlying Shares.

HOW IS THE REDEMPTION AMOUNT DETERMINED?

    The redemption amount for each $1,000 face amount of any Security is equal to $1,000 divided by the initial price of the Underlying Shares linked to such Security. The value of any fractional shares of the Underlying Shares that you are entitled to receive, after aggregating your total holdings of the Securities linked to the Underlying Shares, will be paid in cash based on the closing price of the Underlying Shares on the determination date.

DO I GET ALL MY PRINCIPAL BACK AT MATURITY?

    You are not guaranteed to receive any return of principal at maturity. If the closing price of Underlying Shares falls below the knock-in level on any trading day during the knock-in period, and the closing price of the Underlying Shares is below the initial price on the determination date, we will deliver to you Underlying Shares. The market value of the Underlying Shares on the determination date will be less than the face amount of the Securities and could be zero. ACCORDINGLY, YOU MAY LOSE SOME OR ALL OF YOUR INITIAL PRINCIPAL INVESTMENT IN THE SECURITIES.

WHAT COUPON PAYMENTS CAN I EXPECT ON THE SECURITIES?

    The coupon rate is fixed at issue and is payable in cash on each coupon payment date, irrespective of whether the Securities are redeemed at maturity for cash or shares.

    Any coupon payment is subject to the creditworthiness of ABN AMRO Bank N.V. and ABN AMRO Holding N.V. as guarantor.

CAN YOU GIVE ME AN EXAMPLE OF THE PAYMENT AT MATURITY?

    If, for example, in a hypothetical offering, the coupon rate was 10% per annum, the initial price of the Underlying Shares was $45.00 per share and the knock-in level for such offering was 80%, then the redemption amount would be
22.222 Underlying Shares, or $1,000 divided by $45.00, and the knock-in level would be $36.00, or 80% of the initial price.

    If the closing price of the hypothetical Underlying Shares fell below the knock-in level of $36.00 on any trading day during the knock-in period, then the payment at maturity would depend on the closing price of the Underlying Shares on the determination date. In this case, if the closing price of the Underlying Shares on the determination date is $30.00 per share, which is below the initial price, you would receive 22.222 Underlying Shares for each $1,000 face amount of the Securities. (In actuality, because we cannot deliver fractions of a share, you would receive on the maturity date for each $1,000 face amount of the Securities, 22 Underlying Shares plus $6.66 cash in lieu of 0.222 fractional shares, determined by multiplying 0.222 by $30.00, the closing price of the Underlying Shares on the determination date.) In addition, over the term of the Securities you would have received coupon payments at a rate of 10% per annum. IN THIS HYPOTHETICAL EXAMPLE, THE MARKET VALUE OF THOSE 22 UNDERLYING SHARES (INCLUDING THE CASH PAID IN LIEU OF FRACTIONAL SHARES) THAT WE WOULD DELIVER TO YOU AT MATURITY FOR EACH $1,000 FACE AMOUNT OF SECURITY WOULD BE $666.66, WHICH IS LESS THAN THE FACE AMOUNT OF $1,000, AND YOU WOULD HAVE LOST A PORTION OF YOUR INITIAL INVESTMENT. If, on the other hand, the closing price of the Underlying Shares on the determination date is $50.00 per share, which is above the initial price, you will receive $1,000 in cash for each $1,000 face amount of the Securities regardless of the knock-in level having been breached. In addition, over the term of the Securities you would have received coupon payments at a rate of 10% per annum.

    Alternatively, if the closing price of the Underlying Shares never falls below $36.00, which is the knock-in level, on any trading day during the knock-in period, at maturity you will receive $1,000 in cash for each Security you hold regardless of the closing price of the Underlying Shares on the determination date. In addition, over the term of the Securities you would have received coupon payments at a rate of 10% per annum.

    THIS EXAMPLE IS FOR ILLUSTRATIVE PURPOSES ONLY AND IS BASED ON A HYPOTHETICAL OFFERING. IT IS NOT POSSIBLE TO PREDICT THE CLOSING PRICE OF THE UNDERLYING SHARES ON THE DETERMINATION DATE OR AT ANY TIME DURING THE TERM OF THE SECURITIES. For each offering, we will set the initial price, knock-in level and redemption amount on the Pricing Date.

    In this Pricing Supplement, we have also provided under the heading "Hypothetical Sensitivity Analysis of Total Return of the Securities at Maturity" the total return of owning the Securities through maturity for various closing prices of the Underlying Shares on the determination date.

DO I BENEFIT FROM ANY APPRECIATION IN THE UNDERLYING SHARES OVER THE TERM OF THE SECURITIES?

    No. The amount paid at maturity for each $1,000 face amount of the Securities will never exceed $1,000.

WHAT IS THE MINIMUM REQUIRED PURCHASE?

    You may purchase Securities in minimum denominations of $1,000 or in integral multiples thereof.

IS THERE A SECONDARY MARKET FOR SECURITIES?

    The Securities will not be listed on any securities exchange. Accordingly, there may be little or no secondary market for the Securities and, as such, information regarding independent market pricing for the Securities may be extremely limited. You should be willing to hold your Securities until the maturity date.

    Although it is not required to do so, we have been informed by our affiliate that when this offering is complete, it intends to make purchases and sales of the Securities from time to time in off-exchange transactions. If our affiliate does make such a market in the Securities, it may stop doing so at any time.

    In connection with any secondary market activity in the Securities, our affiliate may post indicative prices for the Securities on a designated website or via Bloomberg. However, our affiliate is not required to post such indicative prices and may stop doing so at any time. INVESTORS ARE ADVISED THAT ANY PRICES SHOWN ON ANY WEBSITE OR BLOOMBERG PAGE ARE INDICATIVE PRICES ONLY AND, AS SUCH, THERE CAN BE NO ASSURANCE THAT ANY TRADE COULD BE EXECUTED AT SUCH PRICES. Investors should contact their brokerage firm for further information.

    In addition, the issue price of the Securities includes the selling agents' commissions paid with respect to the Securities and the cost of hedging our obligations under the Securities. The cost of hedging includes the profit component that our affiliate has charged in consideration for assuming the risks inherent in managing the hedging of the transactions. The fact that the issue price of the Securities includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the Securities. See "Risk Factors - The Inclusion of Commissions and Cost of Hedging in the Issue Price is Likely to Adversely Affect Secondary Market Prices" and "Use of Proceeds" in the accompanying Product Supplement No. 1-I.

WHAT IS THE RELATIONSHIP BETWEEN ABN AMRO BANK N.V., ABN AMRO HOLDING N.V. AND RBS SECURITIES INC.?

    RBS Securities Inc., which we refer to as RBSSI, is an affiliate of ABN AMRO Bank N.V. and ABN AMRO Holding N.V. RBSSI will act as calculation agent for the Securities, and is acting as agent for this offering. RBSSI will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, which is commonly referred to as FINRA, regarding a FINRA member firm's distribution of the securities of an affiliate. See "Risk Factors - Potential Conflicts of Interest between Holders of Securities and the Calculation Agent" and "Plan of Distribution (Conflicts of Interest)" in the accompanying Product Supplement No. 1-I.

WHERE CAN I FIND OUT MORE ABOUT THE UNDERLYING COMPANY?

    Because the Underlying Shares are registered under the Securities Exchange Act of 1934, as amended, the Underlying Company is required to file periodically certain financial and other information specified by the Commission which is available to the public. You should read "Public Information Regarding the Underlying Shares" in this Pricing Supplement to learn how to obtain public information regarding the Underlying Shares and other important information. The historical highest intra-day price, lowest intra-day price and last day closing price of the Underlying Shares are set forth under the heading "Public Information Regarding the Underlying Shares" in this Pricing Supplement.

WHAT IF I HAVE MORE QUESTIONS?

    You should read "Description of Securities" in the accompanying Product Supplement No. 1-I for a detailed description of the terms of the Securities. ABN AMRO has filed a registration statement (including a Prospectus and Prospectus Supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus and Prospectus Supplement in that registration statement and other documents ABN AMRO has filed with the SEC for more complete information about ABN AMRO and the offering of the Securities. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, ABN AMRO, any underwriter or any dealer participating in the offering will arrange to send you the Prospectus and Prospectus Supplement if you request it by calling toll free (866) 747-4332.

RECENT DEVELOPMENTS

    As described under the heading "Tell me more about ABN AMRO Bank N.V. and ABN AMRO Holding N.V." in the accompanying Product Supplement No. 1-I, on October 17, 2007, RFS Holdings B.V., which at the time was owned by a consortium consisting of the Royal Bank of Scotland Group plc ("RBS"), Fortis N.V., Fortis SA/NV and Banco Santander S.A., completed the acquisition of Holding, the parent of ABN AMRO Bank N.V. Subsequent to the events described therein the following has occurred:

    On November 3, 2009 RBS announced that UK Financial Investments Limited ("UKFI"), which is wholly owned by the UK government, agreed to subscribe for additional B Shares of RBS raising UKFI's economic interest in RBS to 84.4% while UKFI's ordinary shareholdings of RBS remain at 70.3%. While B Shares are convertible into ordinary shares, UKFI has maintained its agreement not to convert its B Shares into ordinary shares to the extent its holding of ordinary shares would represent 75% or more of RBS's issued ordinary share capital. Issuance of the additional B Shares was approved by the European Commission on December 14, 2009 and by the shareholders of RBS on December 15, 2009.

    For further information about RBS see "Tell me more about ABN AMRO Bank N.V. and ABN AMRO Holding N.V." in the accompanying Product Supplement No. 1-I.

                                  RISK FACTORS

    You should carefully consider the risks of the Securities to which this Pricing Supplement relates and whether these Securities are suited to your particular circumstances before deciding to purchase them. It is important that prior to investing in these Securities you read the Product Supplement No. 1-I related to such Securities and the accompanying Prospectus and Prospectus Supplement to understand the actual terms of and the risks associated with the Securities. In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the Securities.

CREDIT RISK

    The Securities are issued by ABN AMRO and guaranteed by ABN AMRO Holding N.V., ABN AMRO's parent company. As a result, investors in the Securities assume the credit risk of ABN AMRO and that of ABN AMRO Holding N.V. in the event that ABN AMRO defaults on its obligations under the Securities. Any obligations or Securities sold, offered, or recommended are not deposits of ABN AMRO and are not endorsed or guaranteed by any bank or thrift, nor are they insured by the FDIC or any governmental agency.

PRINCIPAL RISK

    The Securities are not ordinary debt securities: they are not principal protected. In addition, if the closing price of the Underlying Shares falls below the knock-in level on any trading day during the knock-in period, investors in the Securities will be exposed to any decline in the price of the Underlying Shares below the closing price of the Underlying Shares on the date the Securities were priced. Accordingly, you may lose some or all of your initial principal investment in the Securities.

LIMITED RETURN

    The amount payable under the Securities will never exceed the original face amount of the Securities plus the applicable aggregate fixed coupon payment investors earn during the term of the Securities. This means that you will not benefit from any price appreciation in the Underlying Shares, nor will you receive dividends paid on the Underlying Shares, if any. Accordingly, you will never receive at maturity an amount greater than a predetermined amount per Security, regardless of how much the price of the Underlying Shares may increase during the term of the Securities or on the determination date. The return on a Security may be significantly less than the return on a direct investment in the Underlying Shares to which the Security is linked during the term of the Security.

LIQUIDITY RISK

    The Securities will not be listed on any securities exchange. Accordingly, there may be little or no secondary market for the Securities and information regarding independent market pricing of the Securities may be very limited or non-existent. The value of the Securities in the secondary market, if any, will be subject to many unpredictable factors, including then prevailing market conditions.

    IT IS IMPORTANT TO NOTE THAT MANY FACTORS WILL CONTRIBUTE TO THE SECONDARY MARKET VALUE OF THE SECURITIES, AND YOU MAY NOT RECEIVE YOUR FULL PRINCIPAL BACK IF THE SECURITIES ARE SOLD PRIOR TO MATURITY. Such factors include, but are not limited to, time to maturity, the price of the Underlying Shares, volatility and interest rates.

    In addition, the price, if any, at which our affiliate or another party are willing to purchase Securities in secondary market transactions will likely be lower than the issue price, since the issue price included, and secondary market prices are likely to exclude, commissions, discounts or mark-ups paid with respect to the Securities, as well as the cost of hedging our obligations under the Securities.

HOLDINGS OF THE SECURITIES BY OUR AFFILIATES AND FUTURE SALES

    Certain of our affiliates may agree to purchase for investment the portion of the Securities that has not been purchased by investors in a particular offering of Securities, which initially they intend to hold for investment purposes. As a result, upon completion of such an offering, our affiliates may own up to 15% of the aggregate face amount of the Securities. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests. For example, our affiliates may attempt to sell the Securities that they had been holding for investment purposes at the same time that you attempt to sell your Securities, which could depress the price, if any, at which you can sell your Securities. Moreover, the liquidity of the market for the Securities, if any, could be substantially reduced as a result of our affiliates holding the Securities. In addition, our affiliates could have substantial influence over any matter subject to consent of the security holders.

POTENTIAL CONFLICTS OF INTEREST

    We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. We and our affiliates may carry out hedging activities that minimize our risks related to the Securities, including trading in the Underlying Shares. In particular, on or prior to the date of this Pricing Supplement, we, through our affiliates, may have hedged our anticipated exposure in connection with the Securities by taking positions in the Underlying Shares, options contracts on Underlying Shares listed on major securities markets, and/or other instruments that we deemed appropriate in connection with such hedging. Our purchase activity, however, could potentially have increased the initial price of the Underlying Shares, and therefore increased the knock-in level, below which we would be required to deliver to you at maturity Underlying Shares, which, in turn, would have a value less than the face amount of your Securities.

NO AFFILIATION WITH THE UNDERLYING COMPANY

    The Underlying Company is not an affiliate of ours and is not involved with this offering in any way. The obligations represented by the Securities are our obligations, not those of the Underlying Company. Investing in the Securities is not equivalent to investing in the Underlying Shares. Neither we nor Holding nor any of our affiliates have any affiliation with the Underlying Company, and are not responsible for the Underlying Company's public disclosure of information, whether contained in SEC filings or otherwise.

UNCERTAIN TAX TREATMENT

    You should review carefully the section of the accompanying Product Supplement entitled "U.S. Federal Income Tax Consequences. Although the tax consequences of an investment in the Securities are unclear, we believe that it is reasonable to treat a Security for U.S. federal income tax purposes as a put option (the "Put Option"), written by you to us with respect to the Underlying Shares, secured by a cash deposit equal to the face amount of the Security (the "Deposit"). Under this treatment, less than the full amount of each coupon payment will be attributable to the interest on the Deposit, and the excess of each coupon payment over the portion of the coupon payment attributable to the interest on the Deposit will represent a portion of the option premium attributable to your grant of the Put Option (the "Put Premium", and collectively for all coupon payments received, "Put Premiums"). Interest on the Deposit generally will be treated as ordinary income on indebtedness while the Put Premium will not be taken into account prior to sale, exchange or maturity of the Securities. The cover of this Pricing Supplement reflects our preliminary determination of the rate of interest paid on the Deposit and the amount of the Put Premiums.

    Due to the absence of authorities that directly address instruments that are similar to the Securities, significant aspects of the U.S. federal income tax consequences of an investment in the Securities are uncertain. We do not plan to request a ruling from the Internal Revenue Service (the "IRS"), and the IRS or a court might not agree with the tax treatment described in this Pricing Supplement and the accompanying Product Supplement. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of the ownership and disposition of the Securities could be affected materially and adversely.

    In December 2007, the Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of "prepaid forward contracts" and similar instruments. While it is not clear whether the Securities would be viewed as similar to the typical prepaid forward contract described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

    BOTH U.S. AND NON-U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISERS REGARDING ALL ASPECTS OF THE U.S. FEDERAL TAX CONSEQUENCES OF INVESTING IN THE SECURITIES (INCLUDING POSSIBLE ALTERNATIVE TREATMENTS AND THE ISSUES PRESENTED BY THE DECEMBER 2007 NOTICE), AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION.

    Reverse Exchangeable is a Service Mark of ABN AMRO Bank N.V.

                Hypothetical Sensitivity Analysis of Total Return
                          of the Securities at Maturity

    The following tables set out the total return to maturity of a Security, based on the assumptions outlined below and several variables, which include (a) whether the closing price of the Underlying Shares has fallen below the knock-in level on any trading day during the knock-in period and (b) several hypothetical closing prices for the Underlying Shares on the determination date. The information in the tables is based on hypothetical market values for the Underlying Shares. We cannot predict the market price or the closing price of the Underlying Shares on the determination date or at any time during the term of the Securities. THE ASSUMPTIONS EXPRESSED BELOW ARE FOR ILLUSTRATIVE PURPOSES ONLY AND THE RETURNS SET FORTH IN THE TABLE MAY OR MAY NOT BE THE ACTUAL RETURNS APPLICABLE TO A PURCHASER OF THE SECURITIES.

ASSUMPTIONS
------------------------------------- -------------------------------------
Initial Price:                        $23.34
------------------------------------- -------------------------------------
Knock-In Level:                       $18.67 (80% of the initial price)
------------------------------------- -------------------------------------
Annual Coupon on the Securities:      24.25%
------------------------------------- -------------------------------------
Term of the Securities:               3 months
------------------------------------- -------------------------------------

Exchange Factor:                      1.0 (we have assumed that no Market
                                         Disruption Event occurs and the
                                         Calculation Agent does not need to
                                         adjust the Exchange Factor for any
                                         adjustment event during the term of
                                         the Securities).
------------------------------------- ---------------------------------------
Payment at maturity if the closing price of the Underlying Shares falls below the knock-in level on any trading day during the knock-in period:

--------------------------------------------------------------------------------
      Assumed
 Underlying Shares     Value of      Three Monthly
 closing price on      Payment at       Coupon
determination date     Maturity(a)   Payments(b)           Total Return(c)
--------------------------------------------------------------------------------
                                                           $             %
--------------------------------------------------------------------------------
  $23.34 or above       $1,000.00       $60.63         $1,060.63         6.06%
--------------------------------------------------------------------------------
      $22.76            $ 975.15        $60.63         $1,035.78         3.58%
--------------------------------------------------------------------------------
      $21.71            $ 930.16        $60.63          $ 990.79        -0.92%
--------------------------------------------------------------------------------
      $21.24            $ 910.03        $60.63          $ 970.66        -2.93%
--------------------------------------------------------------------------------
      $19.12            $ 819.20        $60.63          $ 879.83      -12.02%
--------------------------------------------------------------------------------
      $16.83            $ 721.08        $60.63          $ 781.71      -21.83%
--------------------------------------------------------------------------------
      $13.46            $ 576.69        $60.63          $ 637.32      -36.27%
--------------------------------------------------------------------------------
      $ 9.42            $ 403.60        $60.63          $ 464.23      -53.58%
--------------------------------------------------------------------------------
      $ 4.71            $ 201.80        $60.63          $ 262.43      -73.76%
--------------------------------------------------------------------------------
      $ 2.36            $ 101.11        $60.63          $ 161.74      -83.83%
--------------------------------------------------------------------------------
      $ 0.00             $ 0.00         $60.63          $ 60.63       -93.94%
--------------------------------------------------------------------------------

Payment at maturity if the closing price of the Underlying Shares never falls below the knock-in level on any trading day during the knock-in period:

--------------------------------------------------------------------------------
      Assumed
 Underlying Shares      Value of    Three Monthly
 closing price on       Payment at      Coupon
determination date     Maturity(d)    Payments(b)           Total Return(c)
--------------------------------------------------------------------------------
                                                            $             %
--------------------------------------------------------------------------------
  $23.34 or above       $1,000.00       $60.63          $1,060.63       6.06%
--------------------------------------------------------------------------------
      $21.01            $1,000.00       $60.63          $1,060.63       6.06%
--------------------------------------------------------------------------------
      $19.96            $1,000.00       $60.63          $1,060.63       6.06%
--------------------------------------------------------------------------------
      $18.67            $1,000.00       $60.63          $1,060.63       6.06%
--------------------------------------------------------------------------------
Please see footnotes on next page.

---------------------

(a) Based on the assumptions set forth above, if the closing price of the Underlying Shares falls below $18.67 on any trading day during the knock-in period and, in addition, the closing price of the Underlying Shares is less than $23.34 on the determination date, the payment at maturity will be made in Underlying Shares. For determining the value of the payment at maturity, we have assumed that the closing price of the Underlying Shares will be the same on the maturity date as on the determination date.

(b) Coupons on the Securities will be computed on the basis of a 360-day year of twelve 30-day months or, in the case of an incomplete month, the number of actual days elapsed. Accordingly, depending on the number of days in any monthly coupon payment period, the coupon payable in such period and, consequently, the total coupons payable over the term of the Securities, may be less than the amount reflected in this column.

(c) The total return presented is exclusive of any tax consequences of owning the Securities. You should consult your tax advisor regarding whether owning the Securities is appropriate for your tax situation. See the sections titled "Risk Factors" in this Pricing Supplement and the accompanying Product Supplement No. 1-I and "United States Federal Taxation" and "Taxation in the Netherlands in the accompanying Prospectus Supplement.

(d) Based on the assumptions set forth above, if the closing price of the Underlying Shares never falls below $18.67 on any trading day during the knock-in period, the payment at maturity will be made in cash.

               PUBLIC INFORMATION REGARDING THE UNDERLYING SHARES

    According to publicly available documents, The Hartford Financial Services Group, Inc., which we refer to as "Hartford Financial" or the Underlying Company, is an insurance and financial services company providing investment products, individual life, group life and group disability insurance products as well as property and casualty insurance products.

    The Underlying Shares are shares of the Common Stock of Hartford Financial, $0.01 par value per share. The Underlying Shares are registered under the Securities Exchange Act of 1934, as amended, which we refer to as the "Exchange Act." Companies with securities registered under the Exchange Act are required periodically to file certain financial and other information specified by the Securities and Exchange Commission, which we refer as the "Commission." Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Room of the Commission at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information about the Public Reference Room. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission's website is http://www.sec.gov. Information provided to or filed with the Commission by Hartford Financial pursuant to the Exchange Act can be located by reference to the Commission file number 001-13958.

    In addition, information regarding Hartford Financial may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such reports.

    THIS PRICING SUPPLEMENT RELATES ONLY TO THE SECURITIES OFFERED BY US AND DOES NOT RELATE TO THE UNDERLYING SHARES OR OTHER SECURITIES OF THE UNDERLYING COMPANY. WE WILL DERIVE ALL DISCLOSURES CONTAINED IN THIS PRICING SUPPLEMENT REGARDING THE UNDERLYING COMPANY FROM THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED ABOVE. NEITHER WE NOR HOLDING NOR THE AGENTS HAVE PARTICIPATED IN THE PREPARATION OF SUCH DOCUMENTS OR MADE ANY DUE DILIGENCE INQUIRY WITH RESPECT TO THE UNDERLYING COMPANY IN CONNECTION WITH THE OFFERING OF THE SECURITIES. NEITHER WE NOR HOLDING NOR THE AGENTS MAKE ANY REPRESENTATION THAT SUCH PUBLICLY AVAILABLE DOCUMENTS OR ANY OTHER PUBLICLY AVAILABLE INFORMATION REGARDING THE UNDERLYING COMPANY ARE ACCURATE OR COMPLETE. FURTHERMORE, NEITHER WE NOR HOLDING CAN GIVE ANY ASSURANCE THAT ALL EVENTS OCCURRING PRIOR TO THE DATE OF THIS PRICING SUPPLEMENT (INCLUDING EVENTS THAT WOULD AFFECT THE ACCURACY OR COMPLETENESS OF THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED ABOVE) THAT WOULD AFFECT THE TRADING PRICE OF THE UNDERLYING SHARES (AND THEREFORE THE INITIAL PRICE AND THE KNOCK-IN LEVEL AND REDEMPTION AMOUNT) HAVE BEEN PUBLICLY DISCLOSED. SUBSEQUENT DISCLOSURE OF ANY SUCH EVENTS OR THE DISCLOSURE OF OR FAILURE TO DISCLOSE MATERIAL FUTURE EVENTS CONCERNING THE UNDERLYING COMPANY COULD AFFECT THE VALUE YOU WILL RECEIVE ON THE MATURITY DATE WITH RESPECT TO THE SECURITIES AND THEREFORE THE TRADING PRICES OF THE SECURITIES. NEITHER WE NOR HOLDING NOR ANY OF OUR AFFILIATES HAVE ANY OBLIGATION TO DISCLOSE ANY INFORMATION ABOUT THE UNDERLYING COMPANY AFTER THE DATE OF THIS PRICING SUPPLEMENT.

    Neither we nor Holding nor any of our affiliates makes any representation to you as to the performance of the Underlying Shares.

    We and/or our affiliates may presently or from time to time engage in business with the Underlying Company, including extending loans to, or making equity investments in, or providing advisory services to the Underlying Company, including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Underlying Company and, in addition, one or more of our affiliates may publish research reports with respect to the Underlying Company. The statement in the preceding sentence is not intended to affect the rights of holders of the Securities under the securities laws. AS A PROSPECTIVE PURCHASER OF A SECURITY, YOU SHOULD UNDERTAKE SUCH INDEPENDENT INVESTIGATION OF THE UNDERLYING COMPANY AS IN YOUR JUDGMENT IS APPROPRIATE TO MAKE AN INFORMED DECISION WITH RESPECT TO AN INVESTMENT IN THE UNDERLYING SHARES.

                             HISTORICAL INFORMATION

    The Underlying Shares are traded on the NYSE under the symbol "HIG". The following table sets forth the published quarterly highest intra-day price, lowest intra-day price and last day closing price of the Underlying Shares since 2005. We obtained the prices listed below from Bloomberg Financial Markets without independent verification. You should not take the historical prices of the Underlying Shares as an indication of future performance. NEITHER WE NOR HOLDING CAN GIVE ANY ASSURANCE THAT THE PRICE OF THE UNDERLYING SHARES WILL NOT DECREASE, SUCH THAT WE WILL DELIVER UNDERLYING SHARES AT MATURITY.

 ------------------------------------------ ----------- ------------- ----------
 Period                                        High         Low        Last Day
                                            Intra-day    Intra-day     closing
                                              Price         Price       price
 ------------------------------------------ ----------- ------------- ----------
 2005
 ------------------------------------------ ----------- ------------- ----------
 First Quarter                               $ 74.07        $65.98     $68.56
 ------------------------------------------ ----------- ------------- ----------
 Second Quarter                              $ 77.52        $65.35     $74.78
 ------------------------------------------ ----------- ------------- ----------
 Third Quarter                               $ 82.50        $71.53     $77.17
 ------------------------------------------ ----------- ------------- ----------
 Fourth Quarter                              $ 89.49        $72.57     $85.89
 ------------------------------------------ ----------- ------------- ----------
 2006
 ------------------------------------------ ----------- ------------- ----------
 First Quarter                               $ 89.12        $79.24     $80.55
 ------------------------------------------ ----------- ------------- ----------
 Second Quarter                              $ 93.95        $80.14     $84.60
 ------------------------------------------ ----------- ------------- ----------
 Third Quarter                               $ 88.51        $79.55     $86.75
 ------------------------------------------ ----------- ------------- ----------
 Fourth Quarter                              $ 93.75        $83.78     $93.31
 ------------------------------------------ ----------- ------------- ----------
 2007
 ------------------------------------------ ----------- ------------- ----------
 First Quarter                               $ 97.95        $90.30     $95.58
 ------------------------------------------ ----------- ------------- ----------
 Second Quarter                              $106.23        $94.89     $98.51
 ------------------------------------------ ----------- ------------- ----------
 Third Quarter                               $100.54        $83.00     $92.55
 ------------------------------------------ ----------- ------------- ----------
 Fourth Quarter                              $ 99.14        $86.37     $87.19
 ------------------------------------------ ----------- ------------- ----------
 2008
 ------------------------------------------ ----------- ------------- ----------
 First Quarter                               $ 87.88        $63.98     $75.77
 ------------------------------------------ ----------- ------------- ----------
 Second Quarter                              $ 79.88        $64.41     $64.57
 ------------------------------------------ ----------- ------------- ----------
 Third Quarter                               $ 68.35        $31.50     $40.99
 ------------------------------------------ ----------- ------------- ----------
 Fourth Quarter                              $ 39.74        $ 4.16     $16.42
 ------------------------------------------ ----------- ------------- ----------
 2009
 ------------------------------------------ ----------- ------------- ----------
 First Quarter                                $19.91        $ 3.33     $ 7.85
 ------------------------------------------ ----------- ------------- ----------
 Second Quarter                               $18.16        $ 7.16     $11.87
 ------------------------------------------ ----------- ------------- ----------
 Third Quarter                                $29.00        $10.00     $26.50
 ------------------------------------------ ----------- ------------- ----------
 Fourth Quarter (through December 23, 2009)   $29.59        $22.89     $23.34
 ------------------------------------------ ----------- ------------- ----------

--------------------------------------------------------------------------------

Neither we nor ABN AMRO Holding N.V. make any representation as to the amount of dividends, if any, that Hartford Financial will pay in the future. In any event, as a holder of a Security, you will not be entitled to receive dividends, if any, that may be payable on the Underlying Shares.

                  PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

    We have appointed RBS Securities Inc. ("RBSSI") as agent for this offering. RBSSI has agreed to use reasonable efforts to solicit offers to purchase the Securities. We will pay RBSSI, in connection with sales of the Securities resulting from a solicitation such agent made or an offer to purchase such agent received, a commission of 2.00% of the initial offering price of the Securities. RBSSI has informed us that, as part of its distribution of the Securities, it intends to reoffer the Securities to other dealers who will sell the Securities. Each such dealer engaged by RBSSI, or further engaged by a dealer to whom RBSSI reoffers the Securities, will purchase the Securities at an agreed discount to the initial offering price of the Securities. RBSSI has informed us that such discounts may vary from dealer to dealer and that not all dealers will purchase or repurchase the Securities at the same discount. You can find a general description of the commission rates payable to the agents under "Plan of Distribution" in the accompanying Product Supplement No. 1-I.

    RBSSI is an affiliate of ours and ABN AMRO Holding N.V. RBSSI will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, which is commonly referred to as FINRA, regarding a FINRA member firm's distributing the securities of an affiliate. Following the initial distribution of any of these Securities, RBSSI may offer and sell those Securities in the course of its business as a broker-dealer. RBSSI may act as principal or agent in those transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise. RBSSI may use this Pricing Supplement and the accompanying Prospectus, Prospectus Supplement and Product Supplement No. 1-I in connection with any of those transactions. RBSSI is not obligated to make a market in any of these Securities and may discontinue any market-making activities at any time without notice.

    RBSSI or an affiliate of RBSSI will enter into one or more hedging transactions with us in connection with this offering of Securities. See "Use of Proceeds" in the accompanying Product Supplement No. 1-I.

    To the extent that the total aggregate face amount of the Securities being offered by this Pricing Supplement is not purchased by investors in the offering, one or more of our affiliates has agreed to purchase the unsold portion, and to hold such Securities for investment purposes. See "Holdings of the Securities by our Affiliates and Future Sales" under the heading "Risk Factors" in this Pricing Supplement.